REVOLVING BUSINESS NOTE
M&I Bank


NICOLET BANKSHARES. INC.        JANUARY 31, 2005         $5,000,000
------------------------        ----------------         ----------
Customer                        Date                     Amount


The undersigned ("Customer", whether one or more) promises to pay to the order of M&I Marshall & Ilsley Bank ("Lender") at 770 North Water Street, Milwaukee, Wisconsin 53202, the principal sum of $5,000,000.00 or, if less, the aggregate unpaid principal amount of all loans made under this Note, plus interest, as set forth below.

Lender will disburse loan proceeds to Customer's deposit account number _______________________ or by other means acceptable to Lender.

Interest  is payable on FEBUARY 31,2005, and on the last day of each consecutive
                        ---------------
month  thereafter  and  at  maturity.

Principal  is  payable  DECEMBER  31,  2005.
                        -------------------

This Note bears interest on the unpaid principal balance before maturity (whether upon demand, acceleration or otherwise) at the rates set forth on the One Month Libor Addendum attached hereto.

Interest is computed on the basis of a 360-day year on the actual number of days principal is unpaid. Unpaid principal and interest bear interest after maturity (whether by acceleration or lapse of time) until paid at the prime rate of interest adopted by Lender as its base rate for interest rate determinations from time to time which may or may not be the lowest rate charged by Lender ("Prime Rate") (with the rate changing as and when that Prime Rate changes) plus 3%.

If any payment is not paid when due, if a default occurs under any other obligation of any Customer to Lender or if Lender deems itself insecure, the unpaid balance shall, at the option of Lender, and without notice mature and became immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event any Customer, surety, or guarantor becomes the subject of bankruptcy or other insolvency proceedings. Lender's receipt of any payment on this Note after the occurrence of an event of default shall not constitute a waiver of the default or Lender's rights and remedies upon such default

The acceptance of this Note, the making of any loan, or any other action of Lender does not constitute an obligation of commitment of Lender to make loans; and any loans may be made solely in the discretion of Lender. This Note may be prepaid in full or in part without penalty.

Lender is authorized to automatically charge payments due under this Note to account number_______________ at M&I Marshall & Ilsley Bank (See reverse side regarding Notice of Transfers Varying in Amount.)

This  Note  includes  additional  provisions.

--------------------------------------------------------------------------------
Nicolet Bankshares, Inc.
                                                 110 S. Washington St.
                                                 --------------------------
                                                 Street Address
By:  /s/ Michael E. Daniels
--------------------------------------------
               EVP/SEC            Title          Green Bay. W154305
                                                 ------------------
                                                 City/State/Zip

                                                 JCT/caw
                                                 ACCT: 22318923 NOTE: 10001

--------------------------------------------------------------------------------

                              ADDITIONAL PROVISIONS

This Note is secured by all existing and future security agreements, assignments and mortgages between Lender and Customer, between Lender and any guarantor of this Note, and between Lender and any other person providing collateral security for Customer's obligations, and payment may be accelerated according to any of them. Unless a lien would be prohibited by law or would render a nontaxable account taxable, Customer grants to Lender a security interest and lien in any deposit account Customer may at any time have with Lender. Lender may, at any time after an occurrence of an event of default, without notice or demand, setoff against any deposit balances or other money now or hereafter owed any Customer by Lender any amount unpaid under this Note.

Lender is authorized to make book entries evidencing loans and payments and the aggregate of all loans as evidenced by those entries is presumptive evidence that those amounts are outstanding and unpaid to Lender. Customer covenants that all loans shall be used solely for business and not personal purposes.

Customer agrees to pay all costs of administration and collection before and after judgment, including reasonable attorneys' fees (including those incurred in successful defense or settlement of any counterclaim brought by Customer or incident to any action or proceeding involving Customer brought pursuant to the United States Bankruptcy Code), provided, however, that if Arizona law is applicable to this Agreement and if the Credit Limit is $10,000 or less, Customer agrees to pay court costs, expenses and reasonable attorneys' fees if the Loans under this Note are referred for collection to an attorney other than a salaried employee of Lender. Customer waives presentment, protest, demand and notice of dishonor. Customer agrees to indemnify and hold harmless Lender, its directors, officers, employees and agents, from and against any and all claims, damages, judgments, penalties, and expenses, including reasonable attorneys' fees, arising directly or indirectly from credit extended under this Note or the activities of Customer. This Indemnity shall survive payment of this Note.

Customer acknowledges that Lender has not made any representations or warranties with respect to, and that Lender does not assume any responsibility to Customer for, the collectability or enforceability of this Note or the financial condition of any Customer. Customer authorizes Lender to disclose financial and other information about Customer to others. Each Customer has independently determined the collectability and enforceability of this Note.

Without affecting the liability of any Customer, surety, or guarantor, Lender may, without notice, accept partial payments, release or impair any collateral security for the payment of this Note or agree not to sue any party liable on it. Without affecting the liability of any surety or guarantor, Lender may from time to time, without notice, renew or extend the time for payment. The obligations of all Customers under this Note are joint and several.

To the extent not prohibited by law, Customer consents that venue for any legal proceeding relating to collection of this Note shall be, at Lender's option, the county in which Lender has its principal office in this state, the county in which any Customer resides or the county in which this Note was executed. This Note shall be construed and enforced in accordance with the internal laws of Wisconsin.

This Note is intended by Customer and Lender as a final expression of this Note and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Note. This Note may not be supplemented or modified except in writing, and except as set forth in One Month Libor Addendum attached hereto.

                        PREAUTHORIZED TRANSFER DISCLOSURE

When Customer authorizes Lender to obtain payment of amounts becoming due Lender by initiating charges to Customer's account, Customer also requests and authorizes remitting financial institution to alert and honor same and to charge same in Customer's account. This authorization will remain in effect until Customer notifies Lender and the remitting financial institution in writing to terminate this authorization and Lender and remitting financial institution have a reasonable time to act on the termination. NOTICE OF TRANSFERS VARYING IN
AMOUNT: If Lender and remitting financial institution are not the same, Customer is an individual, the account was established primarily for personal, family or household purposes and the regular payments may vary in amount, Customer has the right to receive a notice from Lender 10 days before each payment of how much the payment will be; however, by signing this Note, Customer elects to receive notice only when current payments would differ by more than 100% from previous payment.

                            ONE MONTH LIBOR ADDENDUM
                           TO REVOLVING BUSINESS NOTE


This note bears interest on the unpaid principal balance before maturity at an annual rate equal to the ONE MONTH LIBOR RATE (as defined below) PLUS 2.00% (percentage points), which rate will change as of the first day of each month.


"ONE MONTH LIBOR RATE" means the annual rate equal to the rate at which U.S. dollar deposits are offered on the first day of each calendar month on or about 9 a.m., Milwaukee, Wisconsin time as determined by the British Bankers Association (BBA LIBOR) and reported by a major news service selected by Lender (such as Reuters, Bloomberg or Moneyline Telerate).


If BBA LIBOR-for the one month period is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the One Month LIBOR Rate shall be established as of the preceding day on which a BBA LIBOR rate is provided for a one month period and reported by the selected news service.


Dated: as of January 31, 2005

NICOLET BANKSHARES, INC.


By: /s/ Michael E. Daniels
    --------------------------------------
                   EVP/SEC      Title




                                  ACCEPTED:  M&I MARSHALL & ILSLEY BANK


                                             By:  /s/ James Tepp
                                                  ------------------------------
                                                   James G. Tepp, Vice President

                                             770 North Water Street
                                             Milwaukee, Wisconsin 53202